Exhibit 99.3

Change in Reportable Segments
In the first quarter of Fiscal 2026, VF realigned its reportable segments to reflect a change in how the Timberland® brand is managed and the chief operating decision maker's key areas of focus. VF began managing its Timberland® and Timberland PRO® brands as one operating segment during the first quarter of Fiscal 2026. This operating segment has been aggregated with The North Face® brand in the Outdoor reportable segment and the Vans®, Kipling®, Eastpak® and JanSport® brands have been aggregated in the Active reportable segment. All other brands that have not been aggregated within the reportable segments described above, which do not meet the quantitative threshold to be disclosed as a separate reportable segment, have been grouped within an "All Other" category. This group includes the Dickies®, Altra®, Smartwool®, Napapijri® and Icebreaker® brands. In the table below, results for the "All Other" category are included as a reconciling item between VF's reportable segments and its consolidated results of operations.
The following table recasts the quarterly segment information for Fiscal 2025 to reflect the current presentation:
VF CORPORATION
Supplemental Financial Information
Revised Segment Information
(Unaudited)
(In thousands)

	Three Months Ended June 2024	Three Months Ended September 2024	Three Months Ended December 2024	Three Months Ended March 2025	Twelve Months Ended March 2025
Revenues:
Outdoor segment	$753,630	$1,566,722	$1,780,276	$1,210,433	$5,311,061
Active segment	776,734	824,536	716,549	596,488	2,914,307
All Other	238,696	366,690	337,087	336,850	1,279,323
Total revenues	$1,769,060	$2,757,948	$2,833,912	$2,143,771	$9,504,691
Segment profit (loss):
Outdoor segment	$(72,887)	$278,138	$389,155	$114,146	$708,552
Active segment	71,465	93,451	6,668	(37,588)	133,996
Total segment profit (loss)	(1,422)	371,589	395,823	76,558	842,548
Impairment of goodwill and intangible assets	—	—	(51,000)	(38,242)	(89,242)
Corporate and other expenses	(115,519)	(138,238)	(142,202)	(150,781)	(546,740)
Interest expense, net	(40,947)	(42,688)	(36,516)	(29,092)	(149,243)
"All Other" profit (loss)	(7,565)	39,892	30,564	24,947	87,838
Income (loss) from continuing operations before income taxes	$(165,453)	$230,555	$196,669	$(116,610)	$145,161